AMENDMENT NO. 1

TO

DISTRIBUTION AND SERVICE PLAN (COMPENSATION) (the “Plan”)

CLASS A SHARES

CLASS C SHARES

CLASS R SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Distribution and Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated February 28, 2020, as follows:

WHEREAS, the parties desire to amend the Plan to change the name of Invesco Oppenheimer Global Multi-Asset Growth Fund to Invesco Advantage International Fund;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

DISTRIBUTION AND SERVICE PLAN (COMPENSATION)

AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)

Portfolio	Share Class	Maximum Asset Based Sales Charge		Maximum Shareholder Services Fee		Maximum Aggregate Fee
Invesco Oppenheimer Global Focus Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %

Invesco Oppenheimer International Small-Mid Company Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %

Invesco Oppenheimer Global Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %

Invesco Oppenheimer Global Opportunities Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %

Invesco Advantage International Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %

Invesco Oppenheimer International Equity Fund	Class A Class C Class R	NONE 0.75 0.50	% %	0.25 0.25 0.25	% % %	0.25 1.00 0.50	% % %

Invesco Oppenheimer International Growth Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %”